EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-216247) of Fortress Transportation and Infrastructure Investors LLC and in the related Prospectus of our reports dated February 28, 2019, with respect to the consolidated financial statements of Fortress Transportation and Infrastructure Investors LLC and the effectiveness of internal control over financial reporting of Fortress Transportation and Infrastructure Investors LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
New York, New York
February 28, 2019